Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE ANNOUNCES AGREEMENT TO SETTLE

CALIFORNIA WAGE AND HOUR CLASS ACTION LAWSUIT

BOCA RATON, Fla. – September 11, 2006 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it has reached an agreement in principle to settle the wage and hour class action lawsuit – previously disclosed in the Company’s quarterly and annual filings to the U.S. Securities and Exchange Commission – that was brought on behalf of field employees. This matter was filed against certain of the Company’s subsidiaries in Superior Court in Orange County, California in August of 2003. This settlement is subject to, among other things, court approval. There can be no assurances that this settlement will be approved or when such settlement may occur.

Terms of this settlement would entail payment of up to $10.0 million, including payments to eligible nurses, the named plaintiff, plaintiff’s attorney fees and administrative costs. Payments to eligible nurses would be on a “claims made” basis, which means that the Company’s total liability would be reduced to the extent that nurses who are eligible to participate in the settlement do not submit claims through the settlement administration process. Accordingly, based on its best estimate, the Company anticipates taking a pre-tax charge of $8.8 million in the third quarter of 2006 to reserve for this settlement, which equates to $5.4 million after-tax, or approximately $0.17 per diluted share.

“We believe this settlement will allow us and our shareholders to avoid the uncertainties and significant additional legal expenses that we would have incurred to further litigate this lawsuit. It has been a very expensive and distracting process for us over the past three years,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.

Conference Call

Cross Country Healthcare will hold a conference call on Tuesday, September 12 at 9:00 a.m. Eastern Time to discuss this matter. This call will be webcast live by Thomson Financial and may be accessed at the Company's web site at www.crosscountry.com or by dialing 800-369-1124 from anywhere in the U.S. or by dialing 415-228-4729 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available through September 15th. A replay of the conference call will be available by telephone from approximately 12:00 p.m. Eastern Time on September 12th through September 15th by calling 800-219-6388 from anywhere in the U.S. or by calling 402-220-3807 from non-U.S. locations.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States. The Company has a national client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers. Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountry.com. Shareholders and prospective investors can also register at the corporate website to automatically receive the Company’s press releases by e-mail.

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6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com

This release contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", “suggests” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term apartment leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2005. In addition, any guidance with respect to future financial performance provided by the Company during its quarterly earnings conference calls expressly states that such management expectations are forward-looking statements and do not include the potential impact of any future mergers, acquisitions and other business combinations, the repurchase of its Common Stock, or pending legal matters. Although we believe these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com